Exhibit 4.42

EXCLUSIVE COOPERATION

AGREEMENT

QOOL Media (Tianjin) Co., Ltd.

and

QOOL Media Technology (Tianjin) Co., Ltd.

EXCLUSIVE COOPERATION AGREEMENT

This Service Agreement (“Agreement”), effective on December 18, 2018 (“Effective Date”), is concluded by and between QOOL Media (Tianjin) Co., Ltd. (“QOOL Media”), a company incorporated under the laws of the People’s Republic of China, with its principal place of business at Room 501, Floor 5th, Podium Building, R&D Mansion, No. 1620, Zhongtian Avenue, Sino-Singapore Eco-city, Tianjin and QOOL Media Technology (Tianjin) Co., Ltd. (“QOOL Media Technology”), a company incorporated under the laws of the People’s Republic of China, with its principal place of business at Room 502, Floor 5th, Podium Building, R&D Mansion, No. 1620, Zhongtian Avenue, Sino-Singapore Eco-city, Tianjin (each “a Party” and collectively, “the Parties”).

BACKGROUND

Whereas, QOOL Media is responsible for operating the business in China by obtaining and maintaining the Radio and TV Program Production and Business Operation License required to carry out the artists’ agency and training in China, copyright agency, music production and authorization, variety show production and distribution, music outsourcing service, art planning and production supervision service for third parties, etc. (hereinafter referred to as “diversified business”) in China.

Whereas, QOOL Media obtains the core technology, equipment use, copyright license and other authorization and services related to diversified business development from QOOL Media Technology in order to develop diversified business in China

Whereas, this Agreement sets forth the terms and conditions under which QOOL Media Technology as agreed to provide, and QOOL Media has agreed to receive, the Licensing and the Services;

Whereas, the capitalized terms used and not otherwise defined in these recitals are defined in Article 1 of this Agreement;

Now, therefore, in consideration of the mutual promises, covenants, conditions and terms set forth herein, the Parties agree as follows:

1 DEFINITIONS.

Capitalized terms used in this Agreement have the meanings set forth in this Article 1 or as otherwise defined in the context of the provision.

“Effective Date” is December 18, 2018.

“Governing Laws” is defined in Section 6.a.

“Licensing” means QOOL Media Technology agrees to give the core technology, equipment use, copyright license and other authorization and services to QOOL Media under this Agreement (licensing details will be set forth in supplemental agreements to this Agreement).

“Services” means those technical and non-technical services to be provided by QOOL Media Technology to QOOL Media under this Agreement. Technical services include: (i) technical support and maintenance of hardware and software; (ii)call center management services; (iii) after-sale services including training and consulting, etc. Non-technical services include: (i) marketing and advertising services; (ii) sales and payment channel management and development; (ii) administrative services including legal, finance, HR and admin to support QOOL Media in the operation of the QOOL Media Novel and Bench Video App in China; and (iv) other services as the Parties may agree from time to time.

“License Fee” is defined in Section 4.

“Service Fee” is defined in Section 4.

“Term” is defined in Section 2.a.

2 TERM AND TERMINATION.

a.

Term. The term of this Agreement will begin on the Effective Date and will remain effective for ten (10) years. After the effective period, QOOL Media Technology may decide if this Agreement will be renewed and how long it will be renewed for(“Term”).

b.	Termination for Convenience. QOOL Media Technology may terminate this Agreement upon thirty (30) days’ written notice. QOOL Media shall not terminate this Agreement under any circumstances.

c.	Prior Agreements. This Agreement supersedes and terminates any and all prior agreements or contracts, oral or written, entered into between The Parties relating to the subject matter thereof.

3 EXCLUSIVE COOPERATION AND INTELLECTUAL PROPERTY RIGHTS.

a.

During the Term, QOOL Media Technology shall provide the Licensing of intellectual properties and the Services to QOOL Media as agreed by the Parties from time to time. Without QOOL Media Technology’s consent, QOOL Media is not entitled to the right to engage any other third parties to perform, any licensing of intellectual properties and services similar to the Licensing or the Services.

b.

QOOL Media Technology reserves all the intellectual property rights developed under this agreement, including but not limited to copyright, patent right, right of patent application, knowhow, business secret, etc.

4 LICENSE FEE, SERVICE FEE AND PAYMENT.

a.

Pursuant to this Agreement, QOOL Media Technology grants to QOOL Media the use right of the core technology, equipment use, copyright license and other authorization and services . QOOL Media agrees to pay QOOL Media Technology a license fee (“License Fee”) in consideration of the rights granted. The calculation methodology of the License Fee will be set forth in supplemental agreements to this Agreement.

b.

Pursuant to this Agreement and QOOL Media’s request from time to time, QOOL Media Technology provides QOOL Media with the Services. QOOL Media intends to pay QOOL Media Technology a level of compensation commensurate with the value of the Services it provides, which are essential and fundamental to the economic success or failure of QOOL Media’s business in China.

c.

To ensure the high quality of the Licensing and the Services, QOOL Media Technology agrees to be compensated for the Licensing and the Services only if QOOL Media achieves a level of operating profit above a certain rate, initially agreed to be three point five percent (3.5%) (“Expected Profit Rate”) of total revenue derived by QOOL Media Technology for operating the QOOL Media Novel and Bench Video App in China. The License Fee and the Service Fee will be calculated such that after it is paid, QOOL Media Technology’s operating profit rate will not be lower than the Expected Profit Rate (“Service Fee””). If QOOL Media achieves a level of operating profit above the Expected Profit Rate, the excess profit will be paid to QOOL Media Technology in the form of License Fee and Service Fee. The calculation methodology of the License Fee and Service Fee will be set forth in supplemental agreements to this Agreement. If QOOL Media is unable to achieve the Expected Profit Rate due to QOOL Media Technology’s failure in providing the high quality services, QOOL Media Technology will not be entitled to any License Fee or Service Fee. The Parties agree to review the Expected Profit Rate from time to time.

Operating profit rate = (Revenues-Cost of revenues-Sales tax and surcharges –Sales expense-G&A expense-R&D expense) /Revenues.

d.

Payments Due. Payment notice for the License Fee and the Service Fee shall be presented on a monthly basis. The Parties agrees to pay the total amounts shown as due within sixty (60) days from the end of such month. The Parties agrees to pay or offset the payments from time to time, as requested by either Party.

e.

Currency. All computations and payments made pursuant to this Article 4 shall be in Chinese RMB. A netting of any amount payable under this Agreement against existing accounts payable and accounts receivable shall be an acceptable manner of payment effective as of the date of the netting on the books of the Parties.

5 TAXES.

a.

QOOL Media Technology’s Tax Responsibility. QOOL Media Technology is liable for any value-added tax, excise tax, tariff, duty or any other similar tax imposed by any governmental authority arising from the performance of Services under this Agreement.

b.

QOOL Media’s Tax Responsibility. QOOL Media is liable for any value-added tax. excise tax, tariff, duty or any other similar tax imposed by any governmental authority arising from its performance of this Agreement.

6 COMPLIANCE WITHLAWS.

a.

Compliance. Each Party will perform its obligations under this Agreement in a manner that complies with all laws applicable to that Party’s business. Without limiting the foregoing, the Parties will respectively identify and comply with all laws applicable to the Parties including:(a)laws requiring the procurement of inspections, certificates and approvals needed to perform the Services, and (b)laws regarding healthcare, workplace safety, immigration ,labor standars, wage and hour laws, insurance, data protection and privacy ( collectively, “Governing Laws’ )

b.

Change in Law. The Parties will work together to identify the effect of changes in laws on this Agreement, and will promptly discuss the changes to the terms and provisions of this Agreement, if any, required to comply with all laws.

7 CONSTRUCTION.

a.

Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be contrary to Law, then the remaining provisions of this Agreement. If capable of substantial performance, will remain in full force and effect.

b.	Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the People’s Republic of China without regard to conflict of laws principles.

c.

Resolution of Disputes. This Agreement shall be governed by the laws of the People’s Republic of China. All the disputes arising from the conclusion, performance or interpretation of this Agreement shall be settled by the Parties through consultation.

If the consultation fails, the disputes shall be referred to China International economic and Trade Arbitration Commission for arbitration. The place of arbitration shall be in Beijing. The arbitral award shall be final and binding upon both Parties.

Each of QOOL Media Technology and QOOL Media has caused this Agreement to be signed and delivered by its duly authorized representative to be effective as of the Effective Date.

By:	/seal of QOOL Media (Tianjin) Co., Ltd./	By:	/seal of QOOL Media Technology (Tianjin) Co., Ltd./

Title:	Legal Representative	Title:	Legal Representative
For and on behalf of		For and on behalf of
QOOL Media (Tianjin) Co., Ltd.		QOOL Media Technology (Tianjin) Co., Ltd.

Supplemental Agreement

Party A: QOOL Media (Tianjin) Co., Ltd.
Address: Room 501, Floor 5th, Podium Building, R&D Mansion, No. 1620, Zhongtian Avenue, Sino-Singapore Eco-city, Tianjin

Party B: QOOL Media Technology (Tianjin) Co., Ltd.
Address: Room 502, Floor 5th, Podium Building, R&D Mansion, No. 1620, Zhongtian Avenue, Sino-Singapore Eco-city, Tianjin

An Exclusive Cooperation Agreement (“the Agreement”) was concluded between Party A and Party B (“the Parties”) on December 18, 2018. The Parties agree on this supplemental agreement in accordance with the Contract Law of the PRC and other relevant laws and regulations for mutual benefit.

1.	Supplementary Terms

a)

According to Section 1 of the Agreement, Party B authorizes Party A to use the core technology, equipment and copyright owned and developed by Party B starting from the effective date of this supplemental agreement.

List of core technologies	List of equipment	List of copyright

Under the license: (i) Party B is responsible for the core technology, equipment and copyright for carrying out the artists’ agency and training in China, copyright agency, music production and authorization, variety show production and distribution, music outsourcing service, art planning and production supervision service for third parties, etc.; (i) Party B obtains the ownership and/or legal authorization right to authorize Party A.

According to Article 4. a of the Agreement, Party A agrees to pay Party B a license fee in consideration of the rights granted. The license fee will be twelve point five percent (12.5%) of the gross revenues generated by Party A from the QOOL Media Novel and Bench Video App.

b)	The Parties agree to review the pricing of license fee from time to time.

c)

Without written consent of Party B, Party A shall not sublicense, transfer or disclose the right to any third party, or try to develop, modify or decompile on the basis of Party B’s intellectual properties. Party A agrees with all the exclusive ownership and interest of Party B, including all intellectual property, proprietary technology, development rights and other related rights. Party A shall not be involved in any activities that harm the interest of Party B under any circumstances.

2.

Above are the supplementary terms to the Agreement. The Parties shall still comply with the terms of the Agreement concluded on December 18, 2018, which will not be affected by the supplemental agreement.

3.

This supplemental agreement is an indivisible part of the Agreement concluded by the Parties on December 18, 2018. This supplemental agreement is made out in two (2) sets of originals with equal validity. Party A and Party B each have one of the originals. By signing below, the Parties agree to the terms of this supplemental agreement effective from the date of signature.

By:	/seal of QOOL Media (Tianjin) Co., Ltd./	By:	/seal of QOOL Media Technology (Tianjin) Co., Ltd./

Title:	Legal Representative	Title:	Legal Representative
For and on behalf of		For and on behalf of
QOOL Media (Tianjin) Co., Ltd.		QOOL Media Technology (Tianjin) Co., Ltd.